CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia ETF Trust I of our reports dated December 21, 2020, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N- CSR of the funds indicated in Appendix A for the year ended October 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 24, 2021

Appendix A

Fund Name

Columbia Multi-Sector Municipal Income ETF

Columbia Sustainable U.S. Equity Income ETF

Columbia Sustainable International Equity Income ETF

Columbia Diversified Fixed Income Allocation ETF

Columbia Research Enhanced Core ETF

Columbia Research Enhanced Value ETF